Exhibit 7.2
MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH
U.S. GAAP

	Year ended December 31,
	2003	2004	2005	2006	2007
	(thousands of constant December 31, 2007 pesos, except ratio data)
Income (Loss) Before Income Tax	(429,288)	1,350,495	213,655	72,509	299,631

Determination of the Ratio
Fixed charges:
Interest expense (1)	36,143	46,439	110,889	94,093	233,628
Interest capitalized during period	(448)	(530)	(804)	71,815	3,942
Rental expense	15,256	15,473	15,717	21,450	18,186
Amortization of Debt issuance costs	10,286	(1,480,065)	(14,708)	(137,603)	5,966
Early extinguishment of debt

Total fixed charges:	61,237	(1,418,683)	111,094	49,755	261,722

Earnings:
Income (loss) from continuing operations	(429,288)	1,350,495	213,655	72,509	299,631
Fixed charges	61,237	(1,418,683)	111,094	49,755	261,722
Amortization of capitalized interests	(252)	(1,080)	(1,920)	28,852	16,032
Less: interest capitalized during period	448	530	804	(71,815)	(3,942)

Total earnings:	(367,855)	(68,738)	323,633	79,301	573,443

Ratio of Earnings to Fixed Charges	(6.01)	0.05	2.91	1.59	2.19

Insufficiency	429,092	1,349,945	(212,539)	(29,546)	(311,721)

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH MEXICAN
GAAP

	Year ended December 31,
	2003	2004	2005	2006	2007
	(thousands of constant December 31, 2007 pesos, except ratio data)
Income (Loss) Before Income Tax	(415,752)	(112,644)	(48,187)	30,783	133,178

Determination of the Ratio
Fixed charges:
Interest expense (1)	35,603	45,598	109,678	144,038	232,912
Interest capitalized during period	93	311	407	21,870	4,658
Rental expense	15,255	15,473	15,717	21,450	18,186
Amortization of Debt issuance costs	34,993	35,190	37,780	41,732	5,966
Early extinguishment of debt

Total fixed charges:	85,944	96,572	163,582	229,090	261,722

Earnings:
Income (loss) from continuing operations	(415,752)	(112,644)	(48,187)	30,783	133,178
Fixed charges	85,944	96,572	163,582	229,090	261,722
Amortization of capitalized interests	829	844	881	1,716	4,136
Less: interest capitalized during period	(92)	(311)	(407)	(21,870)	(4,658)

Total earnings:	(329,071)	(15,542)	115,878	239,719	394,378

Ratio of Earnings to Fixed Charges	(3.83)	(0.16)	0.71	1.05	1.51

Insufficiency	415,015	112,114	47,704	(10,629)	(132,656)